Exhibit 99.1

Domtar to reduce paper making capacity

Montreal, December 13, 2007 – Domtar announced today that it will close its Port Edwards, Wisconsin mill as well as reorganize production at its Dryden, Ontario facility. These measures will result in a permanent reduction of Domtar’s annual production capacity by approximately 342,000 tons.

The Port Edwards, Wisconsin mill, which produces uncoated freesheet paper, has an annual production capacity of 165,000 tons. Operations are expected to cease in the second quarter of 2008. Approximately 500 employees will be affected by this closure. Most product lines will be gradually transferred to more efficient facilities.

The Dryden, Ontario mill, which produces uncoated freesheet paper, will undergo a reorganization of its operations. Paper machine #2, which has a production capacity of 332,000 tons, as well as two cutsize sheeters, will close on December 22, 2007. Paper machine #1, which has a production capacity of 155,000 tons, will be restarted in mid-January 2008. This will result in a net permanent reduction of annual production capacity by 177,000 tons. Approximately 125 employees will be affected by this reorganization.

“We need to pursue the consolidation of our production capacity to improve our competitiveness in the North American market, given continued unfavorable economic conditions and a softening of demand for fine papers,” said Mr. Raymond Royer, President and Chief Executive Officer of Domtar. “In spite of years of sustained efforts from our dedicated employees as well as from the company, high costs posed significant challenges to these facilities. These measures were necessary to make Domtar an even stronger company. They also reflect our commitment to our customers and stakeholders to be the most efficient producer in North America,” added Mr. Royer.

In total, approximately 625 employees at these facilities will be affected by these decisions. In accordance with its values and policies, Domtar will take appropriate measures to assist affected employees.

Domtar Corporation (NYSE/TSX: UFS) is the largest integrated producer of uncoated freesheet paper in North America and the second largest in the world based on production capacity, and is also a manufacturer of papergrade pulp. The Company designs, manufactures, markets and distributes a wide range of business, commercial printing, publication as well as technical and specialty papers with recognized brands such as First Choice®, Domtar Microprint®, Windsor Offset®, Cougar® as well as its full line of environmentally and socially responsible papers, Domtar EarthChoice®. Domtar owns and operates Domtar Distribution Group, an extensive network of strategically-located paper distribution facilities. Domtar also produces lumber and other specialty and industrial wood products. The Company employs nearly 14,000 people. To learn more, visit www.domtar.com

All statements in this press release that are not based on historical fact are “forward-looking statements”. While management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of our control that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not necessarily limited to, those set forth under the captions “Forward-Looking Statements” and “Risk Factors” of the prospectuses contained in the registration statement on Form S-4 filed with the SEC. We disclaim any intention to, and undertake no obligation to, update or revise any forward-looking statements contained in this press release.

TICKER SYMBOL	INFORMATION	INVESTOR RELATIONS
UFS (NYSE, TSX)	Michel A. Rathier	Pascal Bossé
	Tel.: (514) 848-5103	Tel.: (514) 848-5938